EXHIBIT 23.2

CONSENT OF BRUCE E. WALDMAN

I consent to the incorporation by reference in this Registration Statements on Form S-3 of Private Media Group, Inc. of my report dated March 21, 2007, with respect to the financial statements of Private North America Ltd. at December 31, 2006 and for the years ended December 31, 2006, 2005 and 2004, which report is included in Private Media Group, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2006.

/S/ BRUCE E. WALDMAN

Sherman Oaks, California

December 7, 2007